Exhibit 99.1
ELLINGTON FINANCIAL INC.
PRELIMINARY PURCHASE PRICE ALLOCATION
As of September 30, 2022, Ellington Financial Inc. (the “Company”) held a 49.6% ownership interest (the "Existing Equity Interest") in Longbridge Financial, LLC (“Longbridge”). On October 3, 2022, the Company acquired an additional 49.6% ownership interest (the "Additional Equity Interest") in Longbridge (the “Subject Transaction”). In combination, the Existing Equity Interest and the Additional Equity Interest constitute a controlling interest in Longbridge.
The total consideration for the Subject Transaction was $77.8 million, which is equal to the cash paid to acquire the Additional Equity Interest and the estimated fair value of the Existing Equity Interest (the “Total Consideration”).
The Company performed a preliminary allocation of the Total Consideration and recorded the underlying assets acquired (including certain identified intangible assets) and liabilities assumed based on their estimated fair values using the information available as of the acquisition date. This allocation is preliminary and subject to change. In conjunction with the preliminary purchase price allocation, the Company recognized a bargain purchase gain of $8.6 million, which is calculated as the recognized amount of the identifiable net assets acquired less: (i) the fair value of the consideration transferred, (ii) the estimated fair value of the previously held 49.6% equity interest in Longbridge, (iii) the fair value of the non-controlling interest, and (iv) the deferred tax liability associated with the bargain purchase gain.
The following table summarizes the Company’s preliminary purchase price allocation as of the acquisition date:

October 3, 2022
Purchase Price:	(In thousands)
Cash	$38,886
Investment in unconsolidated entity, at fair value	38,886
Total Consideration	77,772
Allocated to:
Cash and cash equivalents	26,510
Restricted cash	9,785
Reverse mortgage loans, at fair value	7,698,426
Loan commitments, at fair value	3,090
Mortgage servicing rights, at fair value	8,174
Real estate owned	8,511
Financial derivatives—assets, at fair value	978
Other assets	51,741
Intangible assets, net	3,500
Total assets acquired	7,810,715
HMBS related obligations, at fair value	7,448,524
Other secured borrowings	218,261
Interest payable	1,273
Accrued expenses and other liabilities	51,592
Total liabilities assumed	7,719,650
Total identifiable net assets	91,065
Non-controlling interests(1)	1,662
Total net assets acquired	89,403
Deferred tax liability related to bargain purchase gain	3,081
Total net assets acquired less deferred tax liability	86,322
Bargain purchase gain	$8,550
(1)Represents net assets of Longbridge not acquired by the Company.